Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re:		:	Chapter 11
:
GENUITY INC., et al.,		:	Case No. 02-43558
:
	Debtors.	:	(Jointly Administered)
:

AMENDED MONTHLY OPERATING STATEMENT FOR
THE PERIOD FROM NOVEMBER 28, 2002 TO DECEMBER 31, 2002

DEBTOR’S ADDRESS:	235 Presidential Way, Woburn, Massachusetts 01801

	MONTHLY DISBURSEMENTS MADE BY GENUITY INC., ET AL AND ITS DEBTOR SUBSIDIARIES (IN MILLIONS):	$33

DEBTOR’S ATTORNEY:	Ropes & Gray LLP William F. McCarthy (WM-1669) Don S. DeAmicis (DD-2242) D. Ross Martin (DM-2947) One International Place Boston, Massachusetts 02110 and 885 Third Avenue New York, New York 10022

	MONTHLY OPERATING LOSS (IN MILLIONS):	$23

REPORT PREPARER:	GENUITY INC., et al.

The undersigned, having reviewed the attached report and being familiar with the Debtor’s financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

/s/ ERIC A. SIMONSEN
Eric A. Simonsen
DATE: June 11, 2003	Chief Financial Officer and Controller Genuity Inc.

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AMENDED STATEMENT ☒

GENUITY INC.

(Debtor-in-Possession)

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In Thousands, except Per Share Data)

For the period from November 28, 2002 to December 31, 2002

Revenues	$76,232
Operating Expenses
Cost of sales	49,477
Selling, general and administrative	18,159
Depreciation and amortization	15,645
Other	323
Total operating expenses	83,604
Operating Loss	(7,372)
Other Income (Expense)
Interest expense, net	(4,939)
Other, net	598
Loss Before Reorganization Items and Income Taxes	(11,713)
Reorganization Items
Interest expense	(8,850)
Interest earned on accumulated cash resulting from Chapter 11 filing	156
Professional fees	(2,393)
Loss Before Income Taxes	(22,800)
Income Taxes	490
Net Loss	$(23,290)

Basic and Diluted Loss Per Common Share	$(2.04)

Basic and Diluted Weighted-Average Common Shares Outstanding	11,404

The accompanying notes are an integral part of these financial statements. The above financial statement includes the operating results of Genuity Inc. and all of its subsidiaries.

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in Thousands, except Share Data)

December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$886,870
Restricted cash	24,177
Receivables, less allowance of $11,042	149,757
Other current assets	46,191
Total current assets	1,106,995
Property, plant and equipment, net (Sold to Level 3 on February 4, 2003 – Note 1)	500,701
Intangibles, net (Sold to Level 3 on February 4, 2003 – Note 1)	20,414
Other assets (Sold to Level 3 on February 4, 2003 – Note 1)	4,397
Total assets	$1,632,507

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$4,437
Accrued compensation and related liabilities	8,631
Accrued circuits	26,121
Accrued liabilities	13,897
Deferred revenue	1,237
Total current liabilities	54,323
Liabilities subject to compromise	3,900,119
Total liabilities	3,954,442

Stockholders’ deficit:
Preferred stock—$0.01 par value; 2,500,000 shares authorized; no shares issued and outstanding	—
Class A common stock—$0.01 par value; 80,000,000 shares authorized; 11,403,576 shares issued and outstanding as of December 31, 2002	114
Class B common stock—$0.01 par value; 137,201 shares authorized; 1 share issued and outstanding as of December 31, 2002	—
Class C common stock—$0.01 par value; 40,000,000 shares authorized; no shares issued and outstanding	—
Additional paid-in capital	6,109,016
Accumulated other comprehensive loss	(3,523)
Accumulated deficit	(8,427,542)
Total stockholders’ deficit	(2,321,935)
Total liabilities and stockholders’ deficit	$1,632,507

The accompanying notes are an integral part of these financial statements. The above financial statement includes the financial position of Genuity Inc. and all of its subsidiaries.

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(Dollars in Thousands)

For the period from November 28, 2002 to December 31, 2002

Cash Flows from Operating Activities:
Net Loss	$(23,290)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	15,645
Provision for bad debt	1,481
Changes in current assets and current liabilities:
Receivables	(21,748)
Other current assets	11,617
Other current liabilities	58,328
Other, net	13,155
Net cash provided by operating activities	55,188
Cash Flows from Investing Activities:
Capital expenditures	(802)
Capitalized software	(255)
Net cash used in investing activities	(1,057)
Cash Flows from Financing Activities:
Principal payments under capital lease obligations	(3,126)
Net cash used in financing activities	(3,126)
Net increase in cash and cash equivalents	51,005
Cash and cash equivalents, beginning of period	835,865
Cash and cash equivalents, end of period	$886,870

Supplemental Cash Flow Disclosures:
Cash paid during the period for:
Interest	$196
Income taxes	$112
Professional fees during reorganization	$63

Non-cash investing and financing activities:
Assets recorded under capital lease obligations	$751
Assets recorded under accruals	$1,035

The accompanying notes are an integral part of these financial statements. The above financial statement includes the cash flows of Genuity Inc. and all of its subsidiaries.

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the period from November 28, 2002 to December 31, 2002

NOTE 1—Petition for Relief under Chapter 11

Genuity Inc., a Delaware corporation, filed for Chapter 11 protection under the United States Bankruptcy Code on November 27, 2002, and sold substantially all of its and certain of its subsidiaries’ long-lived assets to Level 3 Communications, Inc. and certain of its subsidiaries (collectively, “Level 3”) on February 4, 2003. Currently, Genuity Inc. and its subsidiaries (“Genuity” or the “Company”) are in the process of preparing a plan of liquidation to be presented to the Court (as defined below) and, as a result, does not expect to continue as a going concern. Prior to these events, the following occurred.

On July 24, 2002, Verizon Communications Inc. (“Verizon”) converted all but one of its outstanding shares of Class B common stock of Genuity into shares of Class A common stock thereby terminating its right to convert its shares of Class B common stock into a controlling interest in the Company.  After giving effect to this conversion, Verizon held approximately a 10% ownership interest in Genuity, which it subsequently sold to a third party on December 18, 2002. Verizon’s termination of the right to convert its Class B shares into a controlling interest in Genuity resulted in an event of default for amounts outstanding under both the Company’s existing $2.0 billion revolving line of credit facility with a consortium of nine banks (the “Bank Facility”) and the Company’s existing credit facility with a subsidiary of Verizon (the “Verizon Facility”).  As a result, amounts outstanding under these facilities became due upon demand and the Company was prohibited from drawing any further amounts on either of these facilities.  At the time of Verizon’s conversion of shares of Class B common stock, $1.15 billion was outstanding under the Verizon Facility and $1.9 billion was outstanding under the Bank Facility, including a $1.15 billion letter of credit to back a private placement bond transaction and $723 million in additional advances.  Although the default permitted Verizon and the Bank Facility lenders to accelerate the Company’s obligations to repay the outstanding amounts under these facilities, such repayment was not demanded.

On July 22, 2002, prior to Verizon’s termination of its right to convert its Class B shares into a controlling interest in Genuity, the Company provided notice to the Bank Facility lenders requesting to draw the remaining $850 million available under the Bank Facility.  Genuity received $723 million in response to that draw request.

Between July 29, 2002 and November 27, 2002, the Company entered into various standstill agreements with both the Bank Facility lenders, which had funded the $723 million, and Verizon pursuant to which these lenders and Verizon agreed not to accelerate the payment of the amounts outstanding under the Bank Facility and Verizon Facility and to continue restructuring negotiations with the Company. In consideration for these standstill agreements, the Company repaid $208.3 million of the $723 million advance to these Bank Facility lenders.

On November 27, 2002, Genuity Inc. and certain of its subsidiaries filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”). Genuity Inc. filed jointly with the following direct and indirect subsidiaries: BBN Advanced Computers Inc., BBN Certificate Services Inc., BBN Instruments Corporation, BBN Telecom Inc., Bolt Beranek and Newman Corporation, Genuity Business Trust, Genuity Employee Holdings LLC, Genuity International Inc., Genuity International Networks Inc., Genuity International Networks LLC, Genuity Solutions Inc., Genuity Telecom Inc., LightStream Corporation and NapNet L.L.C. (collectively, the “Debtors”). The Debtors remain in possession of their assets and properties, which were not sold to Level 3 as described below, as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. Certain of the subsidiaries of the Company, consisting principally of international subsidiaries, are not debtors (collectively, the “Non-Debtors”) in this bankruptcy proceeding. The Debtors as “debtors-in-possession” continue to operate the Non-Debtor businesses under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code.

Also on November 27, 2002, Genuity Inc. and certain of its subsidiaries (collectively, the “Genuity Sellers”) entered into an asset purchase agreement (the “Level 3 Agreement”) with Level 3, an international communications and information services company, pursuant to which Level 3 agreed to acquire substantially all of the long-lived assets, customers and operations and assume certain obligations of the Genuity Sellers for up to $242 million in cash subject to adjustment.  On January 24, 2003, the Court approved this transaction and on February 4, 2003, the Genuity Sellers and Level 3 consummated the sale.  At the closing, the Genuity Sellers received $117 million in cash and an additional $20 million in cash was placed in escrow to cover future potential indemnification obligations.  Level 3 acquired Genuity’s operations and assumed substantially all of Genuity’s customer relationships, including its domestic contract with America Online, Inc. (“AOL”) and certain domestic customer contracts with Verizon.  Level 3 also assumed certain of Genuity’s significant commercial obligations, including its existing long-term managed modem agreements with Verizon and Allegiance Telecom, Genuity’s circuit commitment with Worldcom/MCI and Genuity’s IRU agreement with Qwest. In addition, Level 3 assumed the Company’s obligations under each of Genuity’s senior executive employment agreements.

The Company expects that the purchase price under the Level 3 agreement will be adjusted for deposits, prepayments and credit balances under customer agreements assumed and assigned to Level 3, deposits and prepayments under vendor agreements and real estate leases assumed and assigned to Level 3 and a pro-rata portion of 2003 property taxes on properties purchased by Level 3. These adjustments are expected to be finalized by the end of the third quarter of 2003. The Level 3 Agreement also provides that the purchase price may be adjusted downward in the event that Genuity’s recurring revenue for December 2002 and January 2003, as calculated in accordance with the Level 3 Agreement, falls below a specified threshold.

As provided in the Level 3 Agreement, Level 3 had until May 5, 2003 to determine which remaining vendor agreements and real estate leases it would request Genuity to assume and assign to Level 3 and which contracts and leases it would permit Genuity to reject in the bankruptcy proceedings.  For those contracts and leases, which Level 3 permitted Genuity to reject, the effective date of the rejection may be as late as the later of August 4, 2003 or the effective date of Genuity’s Chapter 11 liquidating plan of reorganization. In general, the purchase price under the Level 3 agreement will be increased  $0.27 for every $1.00 of rejection damages incurred by Genuity over $360 million up to a maximum purchase price increase of $64.8 million in respect of contracts and leases specified under the Level 3 Agreement which Level 3 permits Genuity to reject. Level 3 will reimburse Genuity for the operating costs under vendor contracts and real estate leases incurred from February 4, 2003 through the date such contracts and leases are either assumed and assigned to Level 3 or rejected by Genuity.  Under the Level 3 Agreement, the Company will cure any past monetary defaults under those contracts that are ultimately assumed and assigned to Level 3.

Genuity is now working to formulate a plan providing for the liquidation of its remaining assets and distribution of the proceeds to creditors. The Non-Debtors, which are not part of the bankruptcy proceedings, are also winding down their operations. Due to uncertainties regarding the potential claims against Genuity and the amount of available proceeds, it is not possible to predict when the liquidation will be completed or how much will be available for distribution to creditors. Genuity believes that its stockholders will not receive any proceeds from the liquidation and that its common stock will have no value in connection with the liquidation.

Under the Bankruptcy Code, certain claims against the Debtors in existence prior to the filing for Chapter 11 protection are stayed while the Debtors continue business operations as debtors-in-possession. These claims are reflected in the accompanying condensed consolidated balance sheet as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date from the rejection of executory contracts and real estate leases, and from the determination by the Court (or agreed to by parties-in-interest) of allowed claims for contingencies and other disputed amounts. Included in the accompanying condensed consolidated balance sheet are $3.9 billion of liabilities subject to compromise at December 31, 2002. The claims bar date for the Debtors’ cases, i.e., the deadline by which claimants were required to file claims arising prior to November 27, 2002 in excess of those claims previously submitted to the Bankruptcy Court by the Debtors, was April 18, 2003 (the “Bar Date”). The Company is evaluating the additional claims that were submitted through the Bar Date.  Genuity will also evaluate any additional or amended claims submitted after the Bar Date. Should the Debtors, through this ongoing valuation, identify additional liabilities subject to compromise, such amounts will be recognized accordingly. As a result, liabilities subject to compromise are subject to change. Claims classified as liabilities subject to compromise include priority as well as unsecured claims.

The Debtors received approval from the Court to pay or otherwise honor certain of its prepetition obligations, including certain payments arising from normal business activities to employees and critical vendors.

On January 31, 2003, Genuity announced that it was reducing its workforce by 714 full-time equivalent employees. The Company recognized severance and associated termination benefits of $19.9 million in January 2003 associated with this reduction. As part of the transaction with Level 3, Level 3 hired 1,418 employees from Genuity on February 4, 2003.  Severance and associated termination benefits for these employees totaled $27.5 million and was recognized in February 2003. As of April 30, 2003, there were 101 full-time equivalent employees remaining to finalize the affairs of Genuity.

As provided in the Level 3 Agreement, Level 3 had until May 5, 2003 to determine which real estate leases will be assumed and assigned to Level 3. Subsequent to December 31, 2002, Genuity with Level 3’s permission under the Level 3 Agreement, has rejected various lease agreements for previously vacated properties. In 2001 and 2002, Genuity recorded restructuring reserves associated with these vacated properties equal to the remaining lease obligations net of estimated sublease income. The Company reduced these restructuring reserves by $22.6 million in January 2003 to reflect the expected claims in the bankruptcy proceedings for these rejected leases.

The Company is currently evaluating payments made within 90 days prior to the bankruptcy filing to determine if any payments would be considered preference payments under the Bankruptcy Code. To the extent any such payments are identified, the Company will start collection proceedings for the claims. Any proceeds received and the corresponding increase in the liability for the associated bankruptcy claim related to these preference claims will be reflected in the period the applicable payment is received.

On January 24, 2003, the Bankruptcy Court approved a settlement agreement entered into by Genuity and Verizon on November 27, 2002.  Under the settlement agreement, Genuity agreed to release Verizon, its affiliates, officers, directors, employees and representatives from any claims arising out of or related to (a) the spin-off of Genuity in June 2000, (b) Genuity’s IPO, (c) any actions by Verizon as a customer, creditor, supplier, stockholder or director of Genuity, (d) any inequitable actions by Verizon, (e) the Verizon Facility, (f) Verizon’s termination of its right to convert its shares in Genuity into a controlling interest in Genuity and the resulting termination of the Verizon Facility, (g) the Bank Facility, (h) the sale of substantially all of Genuity’s long-lived assets to Level 3, and other claims related to Genuity.  In return, Verizon agreed to release Genuity, its affiliates, officers, directors, employees and representatives from any claims arising out of or related to (a) the spin-off of Genuity in June 2000, (b) Genuity’s IPO, (c) the management of Genuity, (d) any inequitable conduct, or (e) Genuity’s decision to request a draw under the Bank Facility in July 2002.

NOTE 2—Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”), including the adoption of AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” on November 28, 2002. In addition, the accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, in light of the Company’s default under both the Bank Facility and Verizon Facility, the November 27, 2002 filing for Chapter 11 protection and the sale of substantially all of the Company’s long-lived assets to Level 3 on February 4, 2003, the Company’s management intends to liquidate the Company’s remaining business. The condensed consolidated financial statements do not include all adjustments needed to reflect the possible future effects of the bankruptcy proceedings.  The Company is planning to submit a reorganization plan to the Bankruptcy Court committing the Company to a liquidation plan. Upon approval of this plan by the Bankruptcy Court, the Company will change its financial statement presentation from the going concern basis to the liquidation basis of accounting.

These financial statements have been prepared in accordance with US GAAP for interim financial information, and accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The accompanying condensed consolidated financial statements include the accounts of Genuity Inc. and all of its subsidiaries (both Debtor and Non-Debtor). See Schedule I and Schedule II for a breakout between the Debtor and Non-Debtor entities.

Genuity prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States, which require that management make estimates and assumptions that affect reported amounts. Actual results could differ from these estimates.

In accordance with SOP 90-7, interest expense in the accompanying condensed consolidated statement of operations only reflects amounts that will be paid or that are probable of being paid during the bankruptcy proceeding. Contractual interest for the period from November 28, 2002 through December 31, 2002 was $19.5 million, of which $5.4 million is included in the accompanying condensed consolidated statement of operations net of interest income. Unamortized debt issuance costs of $8.9 million were fully amortized to interest expense within reorganization items in the accompanying condensed consolidated statement of operations in December 2002. Gross taxable sales for the period from November 28, 2002 through December 31, 2002 were $19.1 million.

NOTE 3—Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in more detail in Note 2 of the Notes to the Consolidated Financial Statements included in its most recent annual report on Form 10-K filed with the Securities and Exchange Commission. For interim reporting purposes, except as noted above, the Company follows the same significant accounting policies.

Revenue Recognition

Revenue was generally recognized when services were rendered or products were delivered to customers. Genuity recognized revenues when persuasive evidence of an arrangement between the customer and the Company existed, service had been provided to the customer, the price to the customer was fixed and determinable and collectibility of the sales price was reasonably assured. The Company recognized revenues from financially distressed customers in the period in which cash was received, after the collection of all previous outstanding accounts receivable balances. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for estimated credit losses.

Billings made or payments received in advance of providing services are deferred along with the associated costs until the period these services were provided and recognized over the shorter of the remaining contract term or estimated customer relationship.

Genuity had contracts with some customers that provided service level commitments. If Genuity did not meet the required service levels, it may have been obligated to provide credits, usually in the form of free service for a short period of time. These amounts were accounted for in cost of sales. The credits issued under these arrangements for Genuity’s failure to meet service level commitments have not been material.

Cash and Cash Equivalents

Cash and cash equivalents include investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

Accounts Receivable

The receivable balance as of December 31, 2002 includes certain amounts which are significantly past due as a result of the bankruptcy filing.  Many of these receivables are from customers whom the Company also owes liabilities, which became subject to compromise as of the bankruptcy filing on November 27, 2002.  The Company has performed an assessment of the collectibility of these receivables and adjusted the allowance for doubtful accounts to properly reflect the receivables at an estimated net realizable value.  A portion of these receivables may ultimately not be received in cash, but alternatively used to offset a portion of any corresponding bankruptcy claim held by the customers, as determined by the Court.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the assets’ estimated useful lives using the straight-line method. Useful lives used in computing depreciation are as follows: buildings—10 to 30 years, communications network—fiber optic cable—20 to 25 years, communications network—data processing equipment and machinery which include labor and other direct costs—3 to 10 years and furniture and fixtures—5 to 7 years. Leasehold improvements are amortized over the shorter of the lease period or their estimated useful life using the straight-line method. Maintenance and repairs are charged to expense as incurred; improvements are capitalized.

When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the consolidated balance sheet and any gain or loss on the transaction is included as a component of operating expenses in the accompanying condensed consolidated statement of operations.

Work in progress represents costs incurred for the build-out and expansion of the network infrastructure, purchase of network hardware and includes engineering costs and capitalized interest. When these assets are placed in service, the costs are recorded in the appropriate property, plant and equipment accounts and depreciation begins.

Prior to the closing of the Level 3 transaction, Genuity leased data communications equipment and facilities under capital lease agreements. The assets under capital lease were recorded at the lower of the assets’ fair value or the present value of future minimum lease payments. Assets under capital leases were depreciated over the shorter of the useful life of the asset or the term of the lease. Depreciation for these assets ranges from 3 to 10 years.

Indefeasible rights of use (“IRU”) agreements are accounted for as service or lease arrangements based on the rights conveyed in the underlying agreements. Agreements qualifying for lease accounting treatment are accounted for as operating or capital leases in accordance with SFAS No. 13, “Accounting for Leases.” IRUs qualifying for capital lease treatment are capitalized within property, plant and equipment as communications network—fiber optic cable. These assets are amortized over the shorter of the assets’ useful life or the underlying lease term. Depreciation for these assets ranges from 20 to 25 years.

The Company had entered into several long-term network agreements for the construction of managed modems. Costs associated with contracts that qualify for capital lease treatment in accordance with SFAS No. 13, “Accounting for Leases,” are capitalized and depreciated over the shorter of the underlying assets’ useful life or lease term. Costs are capitalized within work in progress during the construction phase and classified as communications network-data processing equipment and machinery when the assets have been placed into service. Depreciation for these assets ranges from 3 to 5 years.

Valuation of Assets

The impairment of tangible and intangible assets is assessed when changes in circumstances indicate that their carrying value may not be recoverable. An impairment loss is recognized when indicators of impairment are present only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows. The impairment loss is measured based on the difference between the carrying amount and fair value of the asset. Genuity’s policy is to record asset impairment losses as well as net gains or losses on sales of assets as a component of operating expenses.

Loss per Share

The Company’s Class A common stock was delisted from NASDAQ on December 5, 2002, after receiving previous notification from NASDAQ that the Company’s Class A common stock did not meet the minimum listing requirements. The Company’s Class A common stock currently trades on the Over the Counter Bulletin Board.  Effective April 4, 2003, Euronext Paris SA transferred the Genuity Class A common shares that previously traded on the Nouveau Marché under the symbol “Genuity A-REGS 144” to the Delisted Securities Segment. Until October 11, 2003, the shares of Class A common stock which previously traded on the Nouveau Marché may not be sold, pledged, hedged or otherwise disposed of in the United States or to U.S. Persons, except in accordance with available resale exemptions under the Securities Act.

Genuity believes that its stockholders will not receive any proceeds from the liquidation and that its common stock will have no value in connection with the liquidation.

Basic earnings or loss per share (“EPS”) is measured as the income or loss attributable to common stockholders divided by the weighted-average outstanding common shares for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the later of the date of issuance or the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted EPS.

NOTE 4—Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following (in thousands):

Bank borrowings	$1,664,200
Verizon borrowings	1,150,000
Capital lease obligations	421,339
6% convertible subordinated debentures	7,487
Accounts payable	134,376
Accrued circuits	126,575
Accrued liabilities	290,184
Deferred revenue and advanced payments	105,958
Total Liabilities Subject to Compromise	$3,900,119

Prior to the Company’s bankruptcy filing, entities within Genuity’s consolidated group guaranteed certain obligations of other entities within the group, the most significant of which was the guarantee of Genuity Inc.’s borrowings under the Bank Facility by Genuity Solutions and Genuity Telecom.

NOTE 5—Contingencies

When the Company filed for protection under Chapter 11 of the U. S. Bankruptcy Code on November 27, 2002, all litigation and other claims against the Company were automatically stayed.  The Company anticipates that these claims will be resolved through the bankruptcy process.  Additional claims may arise subsequent to the filing date, including claims arising from the rejection of executory contracts and real estate leases and from the determination by the Bankruptcy Court (or through agreement of the parties-in-interest) of allowed claims for contingencies and other disputed amounts. Due to uncertainties regarding the total amount of allowed claims against the Debtors and the amount of available proceeds, it is not possible for the Company to predict the effect that the resolution of these claims may have on the timing of the completion of the Company’s liquidation or on the amount that will be available for distribution to creditors.

As of November 27, 2002, Genuity Solutions Inc. (“Genuity Solutions”) was a party to an action it had filed on October 2, 2002 in the United States District Court for the Southern District of New York against Nortel Networks Inc. and Nortel Networks Corp. Genuity Solutions’ complaint in that action alleges breach of contract arising from Nortel’s failure to make a payment of approximately $6 million that was due on or before September 30, 2002. Genuity Solutions’ complaint also seeks a declaratory judgment that Nortel is obligated to pay to Genuity $8 million due in the fourth quarter of 2002.  In December 2002, this action was, by agreement of the parties, transferred to the U. S.  Bankruptcy Court.  The Company anticipates that this action will be resolved through the bankruptcy process.

Effective January 3, 2002, Genuity entered into an agreement (the “Memorandum of Understanding” or “MOU”) with Verizon Services Corp., Telesector Resources Group, Inc. and GTE Consolidated Services Inc., each on behalf of certain Verizon operating telephone companies and Verizon Advanced Data Inc. and Verizon Advanced Data-Virginia, Inc. (collectively, “Verizon Services”) under which Verizon Services would provide dedicated access services, frame relay, ATM, and certain other services (collectively “Access Services”). Under the MOU, Genuity agreed to purchase an aggregate minimum of $283 million of Access Services over a five-year period. The MOU stated that Verizon Services was not obligated to provide services in a state until it received all necessary regulatory and other governmental approvals.  In the event that such approval process materially and adversely changed the rights, obligations or risks of Verizon Services or Genuity, the parties agreed to negotiate in good faith to reach new terms that would satisfy their original intentions and in the event they were unable to agree upon such terms, either party was given the right to terminate the MOU or affected services.  The MOU provided that, in the event of such a termination, Genuity would not be subject to any termination or shortfall liability, nor to any other liability that would otherwise apply under Verizon Services’ tariffs.   In July 2002, Verizon Services verbally notified Genuity that the Federal Communications Commission (“FCC”) had refused to approve the MOU because the FCC disapproved the MOU’s waiver of termination liabilities and required a cost justification from Verizon Services. Verizon Services did not provide the FCC with a cost justification for the waiver and advised Genuity that they had no intent to do so. The waiver would have protected Genuity from substantial termination liabilities in migrating a large number of previously provisioned Verizon circuits to the MOU pricing structure and terms.  Genuity took the position that any prospect of imposing termination liabilities would eliminate most or all of the benefit of the MOU for Genuity. Genuity attempted to negotiate new terms with Verizon Services that would satisfy the original intention of the parties, but was unable to come to an agreement that would meet this objective.  Consequently, on September 20, 2002, Genuity gave written notice to Verizon Services that Genuity was terminating the MOU due to failure by Verizon Services to secure necessary regulatory approval resulting in a material adverse change, and accompanied by the failure by Verizon Services to propose any alternative agreement that might satisfy the original intentions of the parties. Verizon Services has asserted that Genuity’s termination was not justified under the MOU and in a claim submitted to the Court, asserted that Genuity owes various liabilities in the amount of $78.9 million.  The Company anticipates that this dispute will be resolved through the bankruptcy process.

As of November 27, 2002, the Company was a party to a lawsuit that the Company had filed on July 24, 2002 against Deutsche Bank, the only member of the Bank Facility lenders that had failed to provide funds to the Company pursuant to the Company’s July 22, 2002 draw request.  The suit sought to require Deutsche Bank to satisfy its obligations under the Bank Facility.  In response, Deutsche Bank claimed that it was not obligated to fund the draw request.  On February 4, 2003, the Bankruptcy Court approved a settlement between the Company and Deutsche Bank pursuant to which the Company’s complaint and Deutsche Bank’s counterclaim were dismissed.

As of November 27, 2002, Genuity Solutions Inc. (“Genuity Solutions”) was a party to a lawsuit filed against it by ICG DataChoice Network Services, LLC (“ICG”). ICG had filed suit against Genuity Solutions in federal court in Denver, Colorado in January 2002, alleging claims for breach of contract and anticipatory breach of contract arising out of a contract under which ICG was to provide telecommunications services to Genuity Solutions. Genuity Solutions has denied ICG’s allegation, and takes the position that it justifiably terminated the contract due to ICG’s failure to perform.  The Company vigorously defended the lawsuit until the case was stayed.  The Company expects that the ICG matter will be resolved through the bankruptcy process.

Schedule I

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

CONDENSED CONSOLIDATING BALANCE SHEET

(unaudited)

(in thousands)

December 31, 2002

	Debtors	Non-Debtors	Adjustments and Elims	Consolidated

ASSETS
Current assets	$1,127,410	$17,605	$(38,020)	$1,106,995
Property, plant and equipment, net	500,701	—	—	500,701
Intangibles, net	20,414	—	—	20,414
Other assets	(4,933)	—	9,330	4,397
Total assets	$1,643,592	$17,605	$(28,690)	$1,632,507

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise	$52,753	$26,935	$(25,365)	$54,323
Liabilities subject to compromise	3,912,774	—	(12,655)	3,900,119
Total liabilities	3,965,527	26,935	(38,020)	3,954,442
Total stockholders’ deficit	(2,321,935)	(9,330)	9,330	(2,321,935)
Total liabilities and stockholders’ deficit	$1,643,592	$17,605	$(28,690)	$1,632,507

Schedule II

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(unaudited)

(in thousands)

For the period from November 28, 2002 to December 31, 2002

	Debtors	Non-Debtors	Adjustments and Elims	Consolidated

Revenues	$76,075	$1,106	$(949)	$76,232
Operating Expenses
Cost of sales	49,275	313	(111)	49,477
Selling, general and administrative	17,268	1,729	(838)	18,159
Depreciation and amortization	15,645	—	—	15,645
Other	323	—	—	323
Total operating expenses	82,511	2,042	(949)	83,604
Operating Loss	(6,436)	(936)	—	(7,372)
Other Income (Expense)
Interest expense, net	(4,929)	(10)	—	(4,939)
Other, net	329	269	—	598
Loss Before Reorganization Items and Income Taxes	(11,036)	(677)	—	(11,713)
Reorganization Items
Interest expense	(8,850)	—	—	(8,850)
Interest earned on accumulated cash resulting from Chapter 11 filing	156	—	—	156
Professional fees	(2,393)	—	—	(2,393)
Loss Before Income Taxes	(22,123)	(677)	—	(22,800)
Income Taxes	283	207	—	490
Net Loss	$(22,406)	$(884)	$—	$(23,290)

Schedule III

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

SCHEDULE OF PAYROLL AND PAYROLL TAXES

(in thousands)

For the period from November 28, 2002 to December 31, 2002

Gross Wages Paid**	Employee Payroll Taxes Withheld*	Employer Payroll Taxes Remitted*

$14,091	$3,556	$651

*              Taxes are remitted by Genuity to a third party vendor and paid by the vendor to the appropriate tax authorities.

**           Gross Wages were paid by the Company the weeks ending December 6 and December 20, 2002.

Schedule IV

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

SCHEDULE OF FEDERAL, STATE AND LOCAL TAXES

COLLECTED, RECEIVED, DUE OR WITHHELD

(in thousands)

For the period from November 28, 2002 to December 31, 2002

	Amount Withheld/ Accrued	Amount Paid

Federal
Foreign	$215	$112
Total Federal Taxes	$215	$112
State and Local
Sales and Use	$573	$808
Property	—	—
Income and Franchise	275	—
Total State and Local Taxes	$848	$808
Total Taxes	$1,063	$920

Schedule V

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

TOTAL DISBURSEMENTS BY DEBTOR

(in thousands)

For the Period November 28, 2002 to December 31, 2002

Legal Entity	Disbursements

Genuity Inc.	$—
Genuity Solutions Inc.	31,457
Genuity Telecom Inc.	825
Genuity International Networks Inc.	—
Genuity Employee Holdings LLC	—
Genuity International Networks LLC	—
Genuity Business Trust	—
BBN Advanced Computers Incorporated	—
BBN Certificates Services Incorporated	—
BBN Telecom Incorporated	—
Bolt Beranek and Newman Corporation	—
BBN Instruments Corporation	—
LightStream Corporation	—
NapNet LLC	—
Genuity International Inc.	978
Total Disbursements	$33,260

GENUITY INC.

(Debtor-in-Possession)

CASE NO. 02-43558 (Jointly Administered)

DEBTOR’S STATEMENT REGARDING INSURANCE POLICIES

For the period from November 28, 2002 to December 31, 2002

All insurance policies are fully paid for the current period, including amounts paid for workers’ compensation and disability insurance.